CONVERTIBLE PROMISSORY NOTE
OF
ALLEGRO BIODIESEL CORPORATION

U.S. $1,000,000.00	November 21, 2007

For value received, Allegro Biodiesel Corporation, a Delaware corporation (the "Company"), with principal offices at 6033 West Century Blvd., Suite 1090, Los Angeles, California 90045, hereby promises to pay to Monarch Pointe Fund, Ltd. ("Holder"), or its registered assigns, the principal sum of ONE MILLION Dollars ($1,000,000) (the "Principal Amount"), or such lesser amount as shall then equal the outstanding principal amount hereunder, together with interest compounded quarterly on the unpaid principal balance at a rate equal to seven percent (7.0%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 or 366 days as the case may be, from the date of this Note, until the principal amount and all interest accrued thereon are paid (or converted, as provided in Section 3 hereof).

An amount equal to the then unpaid Principal Amount together with any then unpaid accrued interest on the Principal Amount (the "Maturity Payment") shall be due and payable on March 31, 2008 (the "Maturity Date"), at the principal offices of the Company or by mail to the address of the registered holder of this Note in lawful money of the United States, unless this Note shall have been previously converted pursuant to Section 2 hereof. The Maturity Payment shall be paid prior to any distributions by the Company to holders of Company equity securities in respect of such securities.

The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder hereof, by the acceptance of this Note, agrees:

1.  DEFINITIONS. The following definitions shall apply for all purposes of this Note:

1.1  "Company" means the "Company" as defined above and includes any corporation which shall succeed to or assume the obligations of the Company under this Note.

1.2  "Conversion Price" means $0.65 per share of Conversion Stock.

1.3  "Conversion Stock" means the Common Stock, par value $0.01 per share, of the Company. The number and character of the Conversion Stock are subject to adjustment as provided herein.

1.4  "Holder" means any person who shall at the time be the registered holder of this Note.

1.5  "Note" means this Convertible Promissory Note.

2.  CONVERSION.

2.1  Election. The Holder or may elect to convert all or part of the outstanding principal amount of and any accrued but unpaid interest on this Note, into shares of Conversion Stock at the Conversion Price then in effect. The Holder may make such an election by delivery of a notice to the Company, together with this Note. The Company, at its option, may require the Holder to convert all, or a portion, of the outstanding principal amount of and any accrued but unpaid interest on this Note by delivery of written notice to the Holder.

U.S. $1,000,000.00	November 21, 2007

2.2  Issuance of Conversion Stock. As soon as practicable after conversion of this Note, the Company at its expense will cause to be issued in the name of and delivered to the Holder, a certificate or certificates for the number of shares of Conversion Stock to which the Holder shall be entitled upon such conversion (bearing such legends as may be required by applicable state and federal securities laws in the opinion of legal counsel of the Company, by the Company's Certificate of Incorporation or Bylaws, or by any agreement between the Company and the Holder), together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note. Such conversion shall be deemed to have been made on the date of delivery of the applicable conversion notice, together with this Note. No fractional shares will be issued upon conversion of this Note. If upon any conversion of this Note, a fraction of a share would otherwise result, then in lieu of such fractional share the Company will pay the cash value of that fractional share, calculated on the basis of the then current market price of the Company's common stock, as determined in good faith by the Board of Directors of the Company.

3.  ADJUSTMENT PROVISIONS. The number and character of shares of Conversion Stock issuable upon conversion of this Note and the Conversion Price therefor, are subject to adjustment upon occurrence of the following events between the date this Note is issued and the date it is converted:

3.1  Adjustment for Stock Splits, Stock Dividends, Recapitalizations, etc. The Conversion Price of this Note and the number of shares of Conversion Stock issuable upon conversion of this Note shall each be proportionally adjusted to reflect any stock dividend, stock split, reverse stock split, reclassification, recapitalization or other similar event affecting the number of outstanding shares of Conversion Stock unless the conversion ratio of such Conversion Stock already reflects such event.

3.2  Adjustment for Other Dividends and Distributions. In case the Company shall make or issue, or shall fix a record date for the determination of eligible holders of Conversion Stock entitled to receive, a dividend or other distribution payable with respect to their shares of Conversion Stock that is payable in (a) securities of the Company (other than issuances with respect to which adjustment is made under Section 3.1), or (b) assets (other than cash dividends paid or payable solely out of retained earnings), then, and in each such case, the Holder, upon conversion of this Note at any time after the consummation, effective date or record date of such event, shall receive, in addition to the shares of Conversion Stock issuable upon such conversion prior to such date, the securities or such other assets of the Company to which the Holder would have been entitled upon such date if the Holder had converted this Note immediately prior thereto (all subject to further adjustment as provided in this Note).

U.S. $1,000,000.00	November 21, 2007

3.3  Conversion or Exchange of Stock. In case all the authorized Conversion Stock of the Company is converted, pursuant to the Company's Certificate of Incorporation, into other securities or property, or the Conversion Stock otherwise ceases to exist, then, in such case, the Holder, upon conversion of this Note at any time after the date on which the Conversion Stock is so converted or ceases to exist (the "Termination Date"), shall receive, in lieu of the number of shares of Conversion Stock that would have been issuable upon such conversion immediately prior to the Termination Date (the "Former Number of Shares of Conversion Stock"), the stock and other securities and property which the Holder would have been entitled to receive upon the Termination Date if the Holder had converted this Note with respect to the Former Number of Shares of Conversion Stock immediately prior to the Termination Date (all subject to further adjustment as provided in this Note).

3.4  Notice of Adjustments. The Company shall promptly give written notice of each adjustment or readjustment of the Conversion Price or the number of shares of Conversion Stock or other securities issuable upon conversion of this Note. The notice shall describe the adjustment or readjustment and show in reasonable detail the facts on which the adjustment or readjustment is based.

3.5  No Change Necessary. The form of this Note need not be changed because of any adjustment in the Conversion Price or in the number of shares of Conversion Stock issuable upon its conversion.

3.6  Reservation of Stock. If at any time the authorized number of shares of Conversion Stock or other securities issuable upon conversion of this Note shall not be sufficient to effect the conversion of this Note, the Company will use its commercially reasonable efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Conversion Stock or other securities issuable upon conversion of this Note as shall be sufficient for such purpose.

4.  NO RIGHTS OR LIABILITIES AS SHAREHOLDER. This Note does not by itself entitle the Holder to any voting rights or other rights as a shareholder of the Company. In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of the Holder, shall cause the Holder to be a shareholder of the Company for any purpose.

5.  NO IMPAIRMENT. The Company will not, by amendment of its Certificate of Incorporation or Bylaws, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, willfully avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder under this Note against wrongful impairment. Without limiting the generality of the foregoing, the Company will take all such action as may be necessary or appropriate in order that the Company may duly and validly issue fully paid and nonassessable shares of Conversion Stock upon the conversion of this Note.

U.S. $1,000,000.00	November 21, 2007

6.  DEFAULT. An "Event of Default" will occur if any of the following happens:

(a)  The Company fails to make any payment when due hereunder and such default is not cured within a ten (10) day period after the Holder has given the Company written notice of such default;

(b)  The Company breaches any material obligation to the Holder under this Note (other than the payment of principal and interest) and such default is not cured within a thirty (30) day period after the Holder has given the Company written notice of such default; or

(c)  A receiver is appointed for any material part of the Company's property, the Company makes an assignment for the benefit of creditors, or the Company becomes a debtor or alleged debtor in a case under the U.S. Bankruptcy Code or becomes the subject of any other bankruptcy or similar proceeding for the general adjustment of its debts and such proceeding is not dismissed or stayed within sixty (60) days from the date of commencement thereof.

Upon the occurrence of any Event of Default, the Maturity Payment shall become immediately due and payable in full without further notice or demand by Holder.

7.  PREPAYMENT. The Company may prepay, in whole or in part, at any time or from time to time, the unpaid balance of this Note.

8.  ATTORNEYS' FEES. In the event any party is required to engage the services of any attorneys for the purpose of enforcing this Note, or any provision thereof, the prevailing party shall be entitled to recover its reasonable expenses and costs in enforcing this Note, including attorneys' fees.

9.  INVESTOR REPRESENTATIONS. The Holder represents and warrants that (i) it is acquiring the Note and will acquire any Conversion Shares upon conversion hereof for investment purposes only and not with a view for resale or distribution thereof, and (ii) it is an “accredited investor” as defined under Regulation D of the Securities Act of 1933, as amended.

10.  TRANSFER. This Note may be assigned, conveyed or transferred without the prior written consent of the Company to any person or entity; provided that such transferee executes an acknowledgement that such transferee is subject to all the terms and conditions of this Note and such transfer is made in compliance with State and Federal securities law, as reasonably determined by the Company. The rights and obligations of the Company and the Holder under this Note and the Purchase Agreement shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees.

11.  GOVERNING LAW. This Note shall be governed by and construed under the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, without reference to principles of conflict of laws or choice of laws.

U.S. $1,000,000.00	November 21, 2007

12.  HEADINGS. The headings and captions used in this Note are used only for convenience and are not to be considered in construing or interpreting this Note. All references in this Note to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

13.  NOTICES. Any notice required or permitted under this Note shall be given in writing and shall be deemed effectively given (i) at the time of personal delivery, if delivery is in person; (ii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iii) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries when addressed to the party to be notified at the address indicated for such party on the signature page hereto, or at such other address as any party may designate by giving ten (10) days' advance written notice to the other party.

14.  AMENDMENTS AND WAIVERS. This Note may be amended and provisions may be waived only by a writing executed by the Company the Holder.

15.  SEVERABILITY. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

[Signature Page to Follow]

U.S. $1,000,000.00	November 21, 2007

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name as of the date first above written.

THE COMPANY

By:	/s/ Bruce Comer
Name:	Bruce Comer
Title:	Chief Executive Officer
Address:

AGREED AND ACKNOWLEDGED:
THE HOLDER

By:	/s/ David Firestone
Name:	David Firestone
Title:	Managing Partner
Address: